UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2013

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33023	03-0448754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Fremont Street

San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 247-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On April 29, 2013, Riverbed Technology, Inc. (“Riverbed”) appointed Ernest E. Maddock as Executive Vice President and on May 3, 2013 Riverbed appointed Mr. Maddock as Chief Financial Officer. Mr. Maddock will serve as Riverbed’s Principal Financial Officer and Principal Accounting Officer. As previously announced, Randy S. Gottfried resigned as Chief Operating Officer and Chief Financial Officer (including Principal Financial and Accounting Officer) of Riverbed, with such resignation effective after May 2, 2013.

Mr. Maddock, 55, had previously served as Senior Vice President and Chief Financial Officer of Lam Research Corporation, a designer and manufacturer of semiconductor processing equipment, since September 2008. From October 2003 to September 2008, Mr. Maddock served as Senior Vice President of Global Operations of Lam Research. Mr. Maddock holds a bachelor’s degree in business management from the Georgia Institute of Technology and a master of business administration degree in finance from Georgia State University.

Mr. Maddock has no family relationships with any director, executive officer, or person nominated or chosen by Riverbed to become a director or executive officer of Riverbed. Mr. Maddock is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Compensatory Arrangements

On February 7, 2013, Riverbed and Mr. Maddock entered into an offer letter, the material terms of which are as follows:

Mr. Maddock will be paid an annual base salary of $450,000. In addition, Mr. Maddock will participate in the Riverbed Management Bonus Plan with an annual incentive compensation target of $400,000.

Pursuant to the offer letter, it was recommended to the Compensation Committee of Riverbed’s Board of Directors that Mr. Maddock be granted (i) an option to purchase 50,000 shares of Riverbed common stock at a per share purchase price equal to the fair market value of a share of Riverbed’s common stock on the effective date of grant and (ii) a restricted stock unit award (RSU) for 75,000 shares of Riverbed common stock. The option grant shall vest and become exercisable as to 1/4 of the shares subject to the option on the first anniversary of the date that Mr. Maddock commenced employment with Riverbed, and 1/48 of the shares subject to the option on each monthly anniversary thereafter. The RSU shall vest as to 1/2 of the shares subject to the RSU on each of May 15, 2014 and May 15, 2015. In each case, vesting shall be subject to Mr. Maddock’s continued employment.

Mr. Maddock will also be eligible to participate in the compensation and benefit programs generally available to Riverbed employees.

Change in Control Severance Agreement

Mr. Maddock will also enter into a Change in Control Severance Agreement with Riverbed, the material terms of which are as follows:

In the event that Riverbed is subject to a change in control and Mr. Maddock’s employment terminates for specified reasons on or within twelve months after the change in control, then, subject to the signing of a release of claims, Mr. Maddock would receive severance equal to 100% of his deemed effective annual base salary and 100% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits. The agreement does not provide for any tax gross-ups.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Brett Nissenberg
Brett Nissenberg General Counsel and Senior Vice President

Date: May 8, 2013